Exhibit 17.1

February 27, 2012

GSE Systems, Inc.
1332 Londontown Boulevard
Sykesville, MD 21784

Attn:  Jeffery G. Hough, SVP, Chief Financial Officer and Secretary

Dear Mr. Hough,

I hereby resign from the Board of Directors of GSE Systems, Inc., effective immediately.

Very truly yours,
/s/ Michael Feldman
Michael Feldman